PROSPECTUS SUPPLEMENT                  FILED PURSUANT TO RULES 424(b)(3) AND (c)
DATED JULY 18, 1997 (TO PROSPECTUS                          FILE NO. (333-22907)
DATED APRIL 9, 1997)

                                2,404,346 SHARES
                         QUICKTURN DESIGN SYSTEMS, INC.
                                  COMMON STOCK

                               ------------------

    This Prospectus Supplement amends and supplements the Prospectus dated April 9, 1997 (the "Prospectus") of Quickturn Design Systems, Inc. (the "Company") included in the Company's Registration Statement (No. 333-22907) covering shares of the Company's Common Stock which may be offered and sold from time to time by the Selling Stockholders named in the Prospectus.

    The "Selling Stockholders" section of the Prospectus is hereby modified to include in the Selling Stockholder table shares that are beneficially owned by each of the Selling Stockholders which have been held in escrow pursuant to an escrow agreement between the Company and the Selling Stockholders, which shares were released from escrow on July 17, 1997. The "Selling Stockholders" section contained in this Prospectus Supplement incorporates such modifications, and amends and restates in its entirety the "Selling Stockholders" section contained in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                              SELLING STOCKHOLDERS

    The following table sets forth as of the date of this Prospectus, the name of each of the Selling Stockholders, the number of shares of Common Stock that each such Selling Stockholder owns as of such date, the number of shares of Common Stock owned by each Selling Stockholder that may be offered for sale from time to time by this Prospectus, and the number of shares of Common Stock to be held by each such Selling Stockholder assuming the sale of all the Common Stock offered hereby. Except as indicated, none of the Selling Stockholders has held any position or office or had a material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the Company's Common Stock. The Company may amend or supplement this Prospectus from time to time to update the disclosure set forth herein.

                                                                                         SHARES
                                                                                      BENEFICIALLY
                                                                                          OWNED
                                                  SHARES       SHARES WHICH MAY     AFTER OFFERING(2)
                                               BENEFICIALLY   BE SOLD PURSUANT TO   -----------------
SELLING STOCKHOLDER                              OWNED(1)       THIS PROSPECTUS     NUMBER    PERCENT
---------------------------------------------  ------------   -------------------   -------   -------
Fidelity Investors Limited Partnership.......    796,142            796,142            0       --
John J. Shields..............................     58,383(3)          58,383(5)         0       --
Judith A. Shields............................     58,383(4)          58,383(5)         0       --
Donald J. McInnis(6).........................    603,051            603,051            0       --
Kevin L. Ladd(7).............................    603,051            603,051            0       --
Douglas B. Day...............................     94,847             94,847            0       --
Christopher Mega.............................      7,589              7,589            0       --
Keith A. Westgate............................     86,195             86,195            0       --
Richard Sayde................................    155,088            155,088            0       --

------------------------

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2) Assumes the sale of all Common Stock offered hereby.

(3) Includes 53,076 shares of Common Stock held of record by Judith A. Shields, Mr. Shields' spouse.

(4) Includes 5,307 shares of Common Stock held of record by John J. Shields, Ms. Shields' spouse.

(5) Includes shares of Common Stock held of record by each of Mr. and Ms.
    Shields.

(6) Mr. McInnis is Senior Vice President, Advanced Simulation Division of the Company.

(7) Mr. Ladd is Vice President and Chief Technologist, Advanced Simulation Division of the Company.

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